Exhibit 99.1

Bob Evans Farms Announces Intent to Pursue a Strategic Transaction for Restaurant Properties

NEW ALBANY, Ohio – June 11, 2015 – Bob Evans Farms, Inc. (NASDAQ: BOBE) announced today that its Board of Directors has authorized the Company to pursue a strategic transaction for a select portion of its restaurant properties. The decision follows the announcement in March 2015 that the Company had retained J.P. Morgan to assist with an evaluation of strategic alternatives for the Company’s real estate.

The Company said the transaction may take the form of either a sale-leaseback or a tax-free REIT conversion and spin-off. The decision as to which path to pursue will depend on a number of factors including, but not limited to: the performance of Bob Evans’ business segments, and in particular the restaurant segment, market values for restaurant real estate, trading performance of publicly traded real estate companies, interest rates and U.S. economic conditions. The timing of a transaction remains subject to the Board’s continued evaluation of these factors, and the Company cannot guarantee if and when a transaction will be undertaken.

Chief Financial Officer Mark Hood said, “We expect to conclude the assessment of alternative paths for our restaurant real estate over the next several months. The ultimate size of any transaction will depend on the factors we have noted, but is expected to range from approximately thirty to sixty percent of currently owned restaurant real estate. Either of the forms of a transaction is expected to enable the Company to reduce its investment in lower-return assets, and we expect that in structuring a transaction we would seek to maintain our flexibility to pursue a separation of the foods and restaurant segments at some point in the future if advisable at that time. Combined with our announcement last month with respect to a sale lease-back of our headquarters building and select industrial properties, this will enable us to further enhance shareholder value through our capital deployment strategies as we continue to execute the turnaround of our businesses.”

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the third fiscal quarter (January 23, 2015), Bob Evans Restaurants owned and operated 564 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Safe Harbor. Historical trends may not be indicative of future results. Statements in this news release contain forward looking statements, and are qualified in their entirety by more detailed information included in our 2014 Annual Report on Form 10-K which includes a description of risks that may affect the Company’s future plans and financial performance under Item 1A, “Risk Factors.” By their nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties. The Company’s actual results may differ materially from statements expressed in this release. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954